Exhibit (h)(30)

SCHEDULE B (as of December 16, 2022)

List of Series of VanEck ETF Trust to which the Agreement Does Not Apply

VanEck BDC Income ETF
VanEck Brazil Small-Cap ETF
VanEck CEF Muni Income ETF
VanEck CLO ETF

VanEck Dynamic High Income ETF
VanEck Inflation Allocation ETF
VanEck Long/Flat Trend ETF
VanEck Muni Allocation ETF